Exhibit 99.2

NEWS RELEASE

Astronics Corporation • 130 Commerce Way • East Aurora, NY•14052-2164

For more information contact: Company: David C. Burney, Chief Financial Officer (716) 805-1599, ext. 159 Email: david.burney@astronics.com	Investor Relations: Deborah K. Pawlowski, Kei Advisors LLC Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com

FOR IMMEDIATE RELEASE

Astronics Provides New Preliminary 2014 Revenue Outlook

EAST AURORA, NY, November 5, 2013 – Astronics Corporation (NASDAQ: ATRO), a leading provider of advanced technologies for the global aerospace and defense industries, announced its 2014 preliminary revenue outlook, which assumes completion of its recently announced PGA Electronic (“PGA”) acquisition by the end of 2013, to be approximately in the range of $450 million and $500 million.

Peter J. Gundermann, CEO of Astronics, commented, “We believe, given our recent acquisitions of PECO and AeroSat, the momentum of our core business, and assuming a successful close of the PGA acquisition, that 2014 will result in another year of record revenue for Astronics. In fact, we believe the lower end of our preliminary range is somewhat conservative.”

ABOUT ASTRONICS CORPORATION

Astronics Corporation is a leader in advanced, high performance lighting, electrical power and automated test systems for the global aerospace and defense industries. Astronics’ strategy is to develop and maintain positions of technical leadership in its chosen aerospace and defense markets, to leverage those positions to grow the amount of content and volume of product it sells to those markets and to selectively acquire businesses with similar technical capabilities that could benefit from our leadership position and strategic direction. Astronics Corporation, and its wholly-owned subsidiaries, Astronics Advanced Electronic Systems Corp., Ballard Technology, Inc., DME Corporation, Luminescent Systems Inc., Max-Viz, Inc., AeroSat and PECO, Inc., have a reputation for high-quality designs, exceptional responsiveness, strong brand recognition and best-in-class manufacturing practices. The Company routinely posts news and other important information on its Web site at www.astronics.com.

For more information on Astronics and its products, visit its Web site at: www.Astronics.com.

Safe Harbor Statement

This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially include the state of the aerospace and defense industries, the success of acquisitions, market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, customer preferences, and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.

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